Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of VeriChip Corporation of our report dated January 21, 2005 (except for notes 13 and 14 which are as of December 15, 2005), relating to the financial statements of Instantel Inc. as of December 31, 2004 and 2003 and for each of the years then ended (which report includes an explanatory paragraph regarding a restatement of the 2004 and 2003 financial statements) appearing in the Annual Report on Form 10-K of VeriChip Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Ottawa, Canada

August 13, 2007